UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Quanterix Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTERIX CORPORATION

SUPPLEMENT TO PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., Eastern Time, on Thursday, June 23, 2022

To the Stockholders of Quanterix Corporation:

This proxy statement supplement, dated June 7, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Quanterix Corporation (the “Company”), dated April 29, 2022 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on June 23, 2022 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN,
THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Karen A. Flynn as a Director

On June 3, 2022, the board of directors of the Company (the “Board”) appointed Karen A. Flynn to serve on the Board, effective as of June 6, 2022. Ms. Flynn will serve as a Class I director with a term that will expire at the Company’s 2024 annual meeting of stockholders.

Since October 2021, Ms. Flynn (age 59) has served as Chief Commercial Officer of Catalent Pharma Solutions, a global provider of development and manufacturing solutions for drugs, biologics, cell and gene therapies and consumer health products. Prior to that role, Ms. Flynn served as the President of Catalent’s Biologics business from January 2020 to October 2021. Prior to Catalent, Ms. Flynn served as Senior Vice President and Chief Commercial Officer for West Pharmaceutical Services from January 2016 to January 2020 and as President of West’s Pharmaceutical Packaging Systems business from October 2014 to January 2016. Ms. Flynn previously served on the Board of Directors of Recro Pharma, Inc., a publicly traded specialty pharma and contract development and manufacturing organization focused on developing non-opioid products for acute pain and on solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, from September 2015 to January 2020. Ms. Flynn holds an M.S. in Engineering from the University of Pennsylvania, an M.S. in Business Administration from Boston University and a B.S. in Pre-Professional Studies from the University of Notre Dame. Ms. Flynn has completed the Women’s Senior Leadership Program and the Corporate Governance, Effectiveness and Accountability in the Board Room Program at Kellogg School of Management at Northwestern University and has been an active leader in the EcSell Institute Advisory Board, the Forum of Executive Women, the Healthcare Businesswomen’s Association and the Advisory Board for Downingtown STEM Academy. She has also received numerous awards, including the Silver Stevie Award for Women in Business and the Ellen Ann Roberts Business Award.

Ms. Flynn’s qualifications for service as a member of the Board include her significant experience as an accomplished healthcare leader with over 35 years of commercial, operations and general management experience. In addition to her experience leading high growth businesses, Ms. Flynn also brings an extensive background in commercial strategy, strategic planning and innovation and quality management.

The Board has determined that Ms. Flynn is an independent director pursuant to the applicable Nasdaq Stock Market listing standards and the rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no family relationships between Ms. Flynn and any of the Company’s directors or executive officers. There is no arrangement or understanding between Ms. Flynn and any other person pursuant to which she was selected as a director of the Company. Ms. Flynn does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Ms. Flynn received an initial equity award comprised of (i) 19,841 non-qualified stock options to purchase the Company’s common stock at an exercise price equal to $16.67 and (ii) 13,227 RSUs. The options vest over three years, with one-third vesting on June 6, 2023 and the remainder vesting over the following two years in 24 successive equal monthly installments. The RSUs vest over a three-year period, with one-third vesting on each of the first, second, and third anniversaries of June 6, 2022. Ms. Flynn will also receive annual compensation and annual equity awards as further provided in the Policy.

Other than as set forth above in this Supplement, Ms. Flynn does not beneficially own any shares of the Company’s common stock.

Voting Matters

You are not being asked to vote on or ratify the appointment of Ms. Flynn at the Annual Meeting. Ms. Flynn, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1: Elect Directors, included in the Proxy Statement.

Please note that any proxy card we delivered in connection with the Annual Meeting has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action, unless you wish to change your vote or revoke your proxy. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

/s/ Masoud Toloue, Ph.D.
Masoud Toloue, Ph.D.
President and Chief Executive Officer

June 7, 2022